EXHIBIT 10.08

Amendment No. 3 to that certain Convertible Note dated as of July 29, 2004 in the principal sum of $100,000, as amended by Amendment 1, dated March 27, 2008 and Amendment 2, dated February 12, 2009 (“Note”).

For good and valuable consideration, the parties to the Note amend the Note to extend the First Maturity Date and the Final Maturity date to January 1, 2011 so that the entire Principal Sum is due and payable on January 1, 2011.

Except as set forth above, the Note is hereby ratified and confirmed in all respects.

Dated: March 5, 2010

Colonial Commercial Corp.

By:	/s/ William Pagano	/s/ Rita Folger
Name:	William Pagano, Chief Executive Officer	Rita Folger